Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of December 15, (the “Effective Date”), by and between CHARTER FINANCIAL CORPORATION, a Maryland corporation having an office at 1233 O.G. Skinner Dr., West Point, GA 31833 (the “Company”) and ROBERT L. JOHNSON (“Executive”). This Agreement amends and restates in its entirety that certain amended and restated Employment Agreement by and between the Company and Executive dated as of December 5, 2014 (the “Prior Agreement”).

INTRODUCTORY STATEMENT

CHARTERBANK, a federally chartered savings bank having an office at 1233 O.G. Skinner Dr., West Point, GA 31833 (the “Bank”), is the wholly-owned subsidiary of the Company. The Executive has served the Company and the Bank in an executive capacity for many years and is familiar with the Company’s and the Bank’s operations.

The Company and Executive desire to amend and restate the Prior Agreement, which shall be superseded and replaced by this Agreement, and Executive is willing to continue to serve in the employ of the Company on a full-time basis subject to the terms and conditions set forth herein.

AGREEMENT

Section 1. Employment.

The Company hereby continues to employ Executive, and Executive hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2. Employment Period; Remaining Unexpired Employment Period

(a)	The Company shall employ Executive during an initial period beginning on the Effective Date and ending on December 31, 2018 and during the period of any additional extensions described in Section 2(b) (the “Employment Period”).

(b)	The Board of Directors of the Company shall conduct an annual review of Executive’s performance prior to January 1 of each year, commencing January 1, 2016 (each, an “Anniversary Date”), and may, on the basis of such review and by written notice to Executive, approve the extension of the Employment Period through the day before the third (3rd) anniversary of the relevant Anniversary Date. In such event, the Employment Period shall be deemed extended in the absence of objection from Executive by written notice to the Company given within ten (10) business days after his receipt of the Company’s written offer of extension.

(c)	Notwithstanding the foregoing, in the event of a Change of Control, the Employment Period shall be deemed to have been extended by the Company through the day before the third (3rd) anniversary of the effective date of the Change of Control, and the date of the Change of Control will thereupon constitute the Anniversary Date for purposes of the renewal provisions provided for in subsection 2(b) hereof. In such event, the Employment Period shall be deemed extended in the absence of objection from Executive by written notice to the Company given no later than ten (10) business days after the effective date of the Change in Control.

(d)	Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on the December 31, 2018 or, if later, on the day before the third (3rd) anniversary of the last Anniversary Date as of which the Employment Period was extended pursuant to Section 2(b) or 2(c), as applicable.

(e)	Nothing in this Agreement shall be deemed to prohibit the Company from terminating Executive’s employment before the end of the Employment Period with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Company and Executive in the event of any such termination. In addition, nothing in this Agreement shall require the termination of Executive’s employment at the expiration of the Employment Period. Any continuation of Executive’s employment beyond the expiration of the Employment Period shall be on an “at-will” basis unless the Company and Executive agree otherwise.

Section 3. Duties.

Executive shall serve as President and Chief Executive Officer of the Company, having such power, authority and responsibility and performing such duties as are prescribed by or under the Company’s Bylaws and as are customarily associated with such positions. Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company.

Section 4. Cash Compensation.

In consideration for the services to be rendered by Executive hereunder, the Company shall pay to him a salary at an annual rate of $339,858, payable in approximately equal installments in accordance with the Company’s customary payroll practices for senior officers. The Company’s Board of Directors shall review Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve (12) months, and may at its discretion, approve a salary increase. In addition to salary, Executive shall receive such other compensation from the Company for services hereunder at such times, and in such amounts and on such terms and conditions as the Board of Directors of the Company may determine.

Section 5. Employee Benefit Plans and Programs.

During the Employment Period, Executive shall be treated as an employee of the Company and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of the Company or the Bank, as applicable, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company’s or Bank’s customary practices.

Section 6. Indemnification and Insurance.

(a)	To the extent permitted under applicable law, during the Employment Period and for a period of six years thereafter, the Company shall cause Executive to be covered by and named as an insured under any policy or contract of insurance obtained by them to insure their directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or the Bank or service in other capacities at their request. The coverage provided to Executive pursuant to this Section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company.

(b)	During the Employment Period and for a period of six years thereafter, the Company shall indemnify Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent permissible under Maryland law and that certain Indemnification Agreement entered into between Executive and the Company, dated October 31, 2014 (the “Indemnification Agreement”).

Section 7. Outside Activities.

Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board of Directors of the Company (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement or adversely affect the business reputation of the Company or the Bank, nor shall it violate any applicable laws or regulations. Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and generally applicable to all similarly situated executives, do not adversely affect the business reputation of the Company or the Bank, and that such activities are not prohibited by any applicable laws or regulations.

Section 8. Working Facilities and Expenses.

Executive’s principal place of employment shall be at the Company’s executive offices at the address first above written, or at such other location as the Company and Executive may mutually agree. The Company shall provide Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his positions with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company shall provide to Executive for his exclusive use an automobile owned or leased by the Company and appropriate to his position, to be used in the performance of his duties hereunder, including commuting to and from his personal residence. The value of the automobile shall not exceed eighty thousand dollars ($80,000.00) and shall be replaced when permitted by the Company. The Company shall reimburse Executive for his ordinary and necessary business expenses, including, without limitation, all expenses associated with his business use of the aforementioned automobile, fees for memberships in such clubs and organizations that are necessary or appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case only if such expenses are presented and approved in accordance with the Company’s business reimbursement policy then in effect. Any amounts reimbursable by the Company to Executive under this Section 8 in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be made within 30 days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred.

Section 9. Termination Due to Death.

The Executive’s employment with the Company shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of Executive’s death. In such event:

(a)	The Company shall pay to Executive’s estate his earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made in accordance with the Company’s normal payroll practices.

(b)	The Company shall provide the benefits, if any, due to Executive’s estate, surviving dependents or his designated beneficiaries under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Company. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs.

The payments and benefits described in Sections 9(a) and 9(b) shall be referred to in this Agreement as the “Standard Termination Entitlements.”

Section 10. Disability of Executive.

The Company may terminate Executive’s employment if Executive is suffering from a Disability. “Disability” means any condition which constitutes a “disability” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). A termination of employment due to Disability under this Section 10 shall be effected by a notice of termination given to Executive by the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to Executive. In the event Executive becomes subject to a Disability:

(a)	The Company shall pay and deliver to Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements upon his termination of employment.

(b)	In the event of Executive’s Disability, the Company shall continue to pay Executive his base salary, at the annual rate in effect for him immediately prior to the date the Disability commenced, during a period ending on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date the Disability commenced; (ii) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Company (the “LTD Eligibility Date”); (iii) the date of his death; and (iv) the expiration of the Remaining Unexpired Employment Period (the “Initial Continuation Period”). If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Company shall continue to pay Executive his base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for him immediately prior to the date the Disability commenced, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Remaining Unexpired Employment Period. The payments under this subsection are referred to in this Agreement as the “Disability Benefits.”

Section 11. Discharge With Cause.

(a)	The Company may terminate Executive’s employment at any time during the Employment Period, and such termination shall be deemed to have occurred with “Cause,” only if:

(i) The Board of Directors of the Company, by majority vote of their entire membership, determines that Executive should be discharged because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement; and

(ii) after the vote contemplated by Section 11(a)(i), the Board of Directors has furnished to Executive a notice of termination which shall specify the effective date of his termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution or resolutions adopted by the Board of Directors of the Company authorizing the termination of Executive’s employment for Cause, and specifying the section of this Agreement relied upon in terminating Executive for Cause.

(b)	Following the giving of notice of termination of Executive for Cause, the Company shall terminate Executive’s duties and authority as of Executive’s date of termination and shall also terminate the payment of salary and other cash compensation.

(c)	If Executive’s employment is terminated during the Employment Period for Cause, the Company shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries and his dependents) the Standard Termination Entitlements only. In the Event of Executive’s termination for Cause, Executive shall resign as a director of the Company and the Bank, and as a director and/or officer of any subsidiary or affiliate of the Company and/or the Bank.

Section 12. Discharge Without Cause.

The Company may discharge Executive at any time during the Employment Period and, unless such discharge constitutes a discharge for Cause:

(a)	The Company shall pay and deliver to Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

(b)	Subject to Section 14, in addition to the Standard Termination Entitlements, the Company shall pay to Executive a lump sum cash payment (net of applicable taxes and withholdings), equal to three (3) times Executive’s average annual compensation received from the Company, the Bank and any subsidiary or affiliate thereof. For purposes of this Section 12(b), Executive’s average annual compensation shall be the average of Executive’s compensation for the five (5) calendar years preceding his termination of employment as reported on IRS Form W-2, but including any pre-tax contributions from Executive’s annual compensation that are made by Executive and excludable from W-2 compensation, such as contributions to a 401(k) plan or 125 plan, and specifically including director’s fees, regardless of whether reported on Form W-2 or otherwise. Notwithstanding the foregoing, in the event the termination of employment occurs following a Change of Control, in addition to the amounts in the preceding sentence, the Company shall pay to Executive a lump sum cash payment (net of applicable taxes and withholdings), equal to the monthly cost to provide group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by Executive as of the date of Executive’s termination of employment, multiplied by 36. For purposes of this Section, the cost of such benefits will be calculated based on the “applicable premium” determined in accordance with Code Section 4980B(f)(4) and the regulations issued thereunder (less the 2% administrative fee) for the year in which the termination of employment occurs. The cash payments provided for in this Section shall be referred to as the “Additional Termination Entitlements,” and shall be paid within the time period specified in Section 14.

Section 13. Resignation.

(a)	Executive may resign from his employment with the Company at any time. A resignation under this Section 13 shall be effected by notice of resignation given by Executive to the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given by Executive. Executive’s resignation of any of the positions within the Bank or the Company to which he has been assigned shall be deemed a resignation from all such positions. In the event of Executive’s resignation of his position with the Company, Executive shall also simultaneously offer to tender his resignation as a director of the Company and the Bank, and as a director and/or officer of any subsidiary or affiliate of the Company and/or the Bank.

(b)	Executive’s resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs within ninety (90) days after any of the following:

(i) the failure of the Company (whether by act or omission of its Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect Executive to the position(s) with the Company specified in Section 3 of this Agreement or to a more senior office;

(ii) if Executive is or becomes a member of the Board of Directors of the Company or the Bank, the failure of the Board of Directors of the Company or the Bank to nominate Executive to the Boards of Directors of the Company and the Bank, respectively, unless such failure is a result of Executive’s refusal to stand for election;

(iii) a material failure by the Company, whether by amendment of its Articles of Incorporation, Bylaws, action of its Board of Directors or otherwise, to vest in Executive the functions, duties, or responsibilities prescribed in Section 3 of this Agreement; provided that Executive shall have given notice of such failure to the Company, and the Company has not fully cured such failure within thirty (30) days after such notice is deemed given;

(iv) any reduction of Executive’s rate of base salary in effect from time to time without Executive’s prior written consent, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of Executive’s compensation as and when due;

(v) any change in the terms and conditions of any compensation or benefit program in which Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; provided that Executive shall have given notice of such material adverse effect to the Company, and the Company has not fully cured such failure within thirty (30) days after such notice is deemed given; provided; however, that this Section 13(b)(v) shall not apply if the change in the terms and conditions of the compensation or benefit program affects all participants in such program equally;

(vi) any material breach by the Company of any material term, condition or covenant contained in this Agreement; provided that Executive shall have given notice of such material breach and the Company has not fully cured such failure within thirty (30) days after such notice is deemed given; or

(vii) a change in Executive’s principal place of employment to a place that is not the principal executive office of the Company, or a relocation of the Company’s principal executive office to a location that is both more than thirty-five (35) miles from Executive’s principal residence and more than thirty-five (35) miles from the location of the Company’s principal executive office on the date of this Agreement.

In all other cases, a resignation by Executive shall be deemed to be without Good Reason.

(c)	In the event of the Executive’s resignation before the expiration of the Employment Period, the Company shall pay and deliver the Standard Termination Entitlements. In addition, if Executive’s resignation is deemed to be a resignation for Good Reason, subject to Section 14, the Company shall also pay and deliver the Additional Termination Entitlements.

Section 14. Terms and Conditions of the Additional Termination Entitlements.

The Company and Executive hereby stipulate that the damages which may be incurred by Executive following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Executive’s efforts, if any, to mitigate damages. The Company and Executive further agree that the Company may condition the payment and delivery of the Additional Termination Entitlements on its receipt of (i) Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them, and (ii) Executive’s execution of a release, in form and substance acceptable to the Company, releasing the Company and the Bank from any further liability or obligation to Executive, his heirs and beneficiaries. Payment of the Additional Termination Entitlements shall be made, or commence, as the case may be, within sixty (60) days following Executive’s termination of employment; provided, however, that (i) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, and (ii) if Executive is a “specified employee” within the meaning of Code Section 409A, payment shall be delayed for six (6) months after termination of employment to the extent required to avoid a tax under Code Section 409A. The term “termination of employment” and similar terms when used in this Agreement shall mean a termination of employment that constitutes a “separation from service” within the meaning of Code Section 409A.

Section 15. Termination Upon or Following a Change of Control.

(a)	A “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i) the consummation of a reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 1 3d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii) a complete liquidation or dissolution of the Company;

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of the Company do not belong to any of the following groups:

(A) individuals who were members of the Board of Directors of the Company on the date of this Agreement; or

(B) individuals who first became members of the Board of Directors of the Company after the date of this Agreement either:

(1) upon election by the shareholders to serve as a member of the Board of Directors of the Company by the affirmative vote of three-quarters of the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first election; or

(2) upon election by the shareholders to serve as a member of such board, but only if nominated for election by the affirmative vote of three-quarters of the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of Directors of the Company; or

(v) any event which would be described in Section 15(a)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of (i) any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 15(a), the term “person” shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

Section 16. Mandatory Reduction of Payments in Certain Events.

(a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, prior to the making of any Payments to the Employee, a calculation shall be made comparing (i) the net after-tax benefit to the Employee of the Payments after payment by the Employee of the Excise Tax, to (ii) the net after-tax benefit to the Employee if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change in control transaction, as determined by the Determination Firm (as defined in Section 16(b) below). For purposes of this Section 16, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 16, the “Parachute Value” of a Payment means the present value as of the date of the change in control transaction of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b) All determinations required to be made under this Section 16, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Employee (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days after the receipt of notice from the Employee that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Employee was entitled to, but did not receive pursuant to Section 16(a), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c) In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 16 shall be of no further force or effect.

Section 17. Covenant Not to Compete.

Executive hereby covenants and agrees that during the Employment Period and for a period of two (2) years following the date of his termination of employment with the Company, regardless of the reason for such termination, he shall not, without the written consent of the Company, perform services of a similar nature as he performed for the Company for any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, any other entity engaged in the business of accepting deposits or making loans or any direct or indirect subsidiary or affiliate of any such entity, in any county in which the Bank or the Company has one or more offices or has filed an application to acquire or establish a new branch or loan origination office, as of the date of the conduct in question (if the conduct occurs while Executive is still employed by the Company) or the date of his termination of employment with the Company (if the conduct occurs after Executive’s Termination), as applicable.

Section 18. Confidentiality.

(a)

Confidentiality. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned by the Company hereunder, Executive will hold such Confidential Information and Trade

Secrets in trust and in strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets. These obligations shall remain in effect for as long as the information or materials in question retain their status as Confidential Information or Trade Secrets, as applicable.

(b)	Return of Company Property. Upon request by the Company, and in any event upon termination of this Agreement for any reason, as a prior condition to receiving any final compensation hereunder (including the Standard Termination Entitlements and/or the Additional Termination Entitlements), Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in Executive’s custody, control or possession. To the extent that Executive has electronic files or information in his possession or control that belong to the Company or contain Confidential Information or Trade Secrets (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to his termination date, or at any other time the Company requests, Executive shall (i) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (ii) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable.

(c)	Definitions. For purposes of this section 17, the following terms shall have the following meanings:

(i) “Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company or the Bank, where “control” shall mean control of more than fifty percent (50%) of the ordinary voting power.

(ii) “Confidential Information” means data and information relating to the business of the Company, the Bank, or any Affiliate (which does not rise to the status of a Trade Secret) which is or has been disclosed to Executive or of which Executive became aware as a consequence of or through his relationship to the Company, the Bank, or any Affiliate and which has value to the Company, the Bank, or any Affiliate and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company, the Bank, or any Affiliate (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to the Company, the Bank, or any Affiliate thereof by Executive.

(iii) “Trade Secrets” means data and information relating to the business of the Company, the Bank, or any Affiliate thereof including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Section 19. Solicitation.

Executive hereby covenants and agrees that during the Employment Period and for a period of two (2) years following the date of his termination of employment with the Company, regardless of the reason for such termination, he shall not, without the written consent of the Company, either directly or indirectly:

(a)	solicit, offer employment to, provide any information, advice or recommendation about, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment with the Company or to enter into employment or any other kind of business relationship with Executive or any other person or entity; or

(b)	solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer or potential customer of the Company or the Bank with whom Executive had Material Contact to terminate an existing business or commercial relationship with the Company or the Bank.

For purposes of this Agreement, “Material Contact” means contact between Executive and a customer or potential customer of the Company or the Bank (i) with whom or which Executive has or had dealings on behalf of the Company or the Bank; (ii) whose dealings with the Company or the Bank are or were coordinated or supervised by Executive; (iii) about whom Executive obtains Confidential Information or Trade Secrets in the ordinary course of business as a result of his employment with the Company or the Bank; or (iv) who receives products or services of the Company or the Bank, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within the two (2) years prior to the date of Executive’s termination of employment with the Company.

Section 20. Enforcement of Restrictive Covenants.

(a)	Rights and Remedies Upon Breach: The parties specifically acknowledge and agree that the remedy at law for any breach of the provisions contained in Sections 17 through 19 of this Agreement (the “Restrictive Covenants”) will be inadequate, and that in the event Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction or an arbitrator, as applicable, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Executive understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Executive understands and agrees that, if the Parties become involved in legal action regarding the enforcement of the Restrictive Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from Executive its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction.

(b)	Severability and Modification of Covenants: Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

Section 21. No Effect on Employee Benefit Plans or Programs.

The termination of Executive’s employment during the term of this Agreement or thereafter, whether by the Company or by Executive, shall have no effect on the rights and obligations of the parties hereto under the Company’s or the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Company or the Bank from time to time;

provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering Executive to which the Company is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

Section 22. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon Executive, his legal representatives and testate or intestate distributees, and the Company and its respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Failure of the Company to obtain from any successor its express written assumption of the Company’s obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 23. Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally by courier or otherwise, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to Executive:

Robert L. Johnson1704 Spring Road

Lanett, Alabama 36863

If to the Company:

Charter Financial Corporation

ATTN: Chairman, Personnel & Compensation Committee

of the Board of Directors

1233 O.G. Skinner Dr.

P.O. Box 472

West Point, GA 31833

Section 24. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 25. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 26. Applicable Law; Exclusive Forum Selection; Consent to Jurisdiction.

The Company and Executive agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles. Except to the extent that a dispute is required to be submitted to arbitration as set forth in Section 33 below, Executive agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Georgia. With respect to any such court action, Executive hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that such courts are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

Section 27. Headings and Construction.

The headings of Sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise stated.

Section 28. Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 29. Non-duplication.

In the event that Executive shall perform services for the Bank or any other direct or indirect subsidiary or affiliate of the Company or the Bank, any compensation or benefits provided to Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Executive for all services to the Company and all of its respective direct or indirect subsidiaries and affiliates.

Section 30. Survival.

The provisions of Sections 6, 17, 18, 19, 20 and 21 shall survive the expiration of the Employment Period or termination of the Agreement.

Section 31. Indemnification for Attorney’s Fees.

The Company shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to enforce the terms of this Agreement; provided, however, that Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. The determination whether Executive shall have substantially prevailed on the merits and is therefore entitled to such indemnification, shall be made by the court or arbitrator, as applicable. The indemnification payment shall be made within thirty (30) days of such determination. In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this Section 31 shall be made only after a determination by the members of the Board (other than Executive and any other member of the Board to which Executive is related by blood or marriage) that Executive has acted in good faith and that such indemnification payment is in the best interests of the Company. The provisions of this Section 31 shall supersede and not be governed by the provisions of the Indemnification Agreement.

Section 32. Required Regulatory Provisions.

Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder. If and to the extent that the foregoing provision shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 33. Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, sitting in a location selected by Executive within fifty (50) miles from the principal office of the Company, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect. The Company shall provide a list of three or more arbitrators to Executive from which Executive shall select the arbitrator. If the parties are unable to agree within fifteen (15) days from the date the Company presents the list to Executive, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules. The arbitrator shall render a reasoned opinion in writing in support of his or her decision. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding this agreement to arbitrate, in the event that Executive breaches or threatens to breach any of its obligations under the Restrictive Covenants, the Company shall have the right to file an action in one of the courts specified in Section 26 above seeking temporary or preliminary injunctive relief to enforce Executive’s obligations under the Restrictive Covenants.

Section 34. Guarantee; Non-Duplication.

The Company hereby agrees to guarantee the payment by the Bank of any benefits and compensation to which Executive is or may be entitled to under the terms and conditions of the Agreement of even date herewith between the Bank and Executive. In the event that Executive shall perform services for the Bank or any other direct or indirect subsidiary of the Company, any compensation or benefits provided to Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Executive for all services to the Company and all of its direct or indirect subsidiaries.

Section 35. Tax withholding.

The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Executive has hereunto set his hand, all as of the day and year first above written.

EXECUTIVE

Robert L. Johnson

ATTEST:	CHARTER FINANCIAL CORPORATION

Bonnie F. Bonner	Thomas M. Lane, Director
Assistant Secretary	Chairman, Personnel and Compensation Committee

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